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                                  Exhibit 5.1
                                  -----------


                              Joseph Greenberger
                                  Law Office
                             111 East 61st Street
                              New York, NY 10021
                                 212-644-0700
                               Fax 212-644-3858



                                         August 16, 2001


Moore Medical Corp.
389 John Downey Drive
New Britain Connecticut 06050

Ladies and Gentlemen:

I refer to the registration statement on Form S-3 filed by Moore Medical Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on April 27,2001 and amended on June 12, 2001 and August 16, 2001 (the "registration statement") relating to the registration under the Securities Act of 1933, as amended, of 180,345 shares of the Company's common stock, $.01 par value (the "Stock"), being offered by certain selling shareholders specified therein.



As counsel to the Company, I have examined the proceedings taken by the Company in connection with the of the stock being registered under the registration statement.

It is my opinion that the 180,345 shares of Stock that may be sold in the offering are legally and validly issued, fully paid and nonassessable.


I consent to the use of this opinion as an exhibit to the amended registration statement and further consent to all references to me in the registration statement, the prospectus constituting a part thereof, and any amendments thereto.

                               Very truly yours,


                            /s/ Joseph Greenberger